UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 4, 2008

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111
(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 4, 2008, Depomed, Inc. (the “Company”) entered into a Settlement and License Agreement (the “Settlement Agreement”) with Teva Pharmaceuticals USA, Inc. (collectively with its affiliates, “Teva”) related to the patent infringement lawsuit filed by the Company against Teva affiliates IVAX Corporation and IVAX Pharmaceuticals, Inc. (collectively, “IVAX”) in January 2006, in which the Company alleged infringement of the Company’s patents (US Patent Nos. 6,340,475 and 6,635,280 (the “Asserted Patents”)) by IVAX’s extended release metformin hydrochloride tablets.

The Settlement Agreement provides for a one-time payment to the Company of $7.5 million, and a non-exclusive license to the Asserted Patents in favor of Teva (including IVAX) to continue to market its generic Glucophage® XR (metformin hydrochloride extended release tablets) product in the United States under the Asserted Patents.  The Company will also receive ongoing royalty payments from Teva on sales by Teva (including IVAX) of generic Glucophage XR in the United States.  The royalty is subject to a $2.5 million aggregate cap.

The Settlement Agreement also provides for the parties to dismiss the patent litigation and for a release of all claims associated with the litigation.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 8, 2008, the Board of Directors of the Company appointed Karen A. Dawes, as a director of the Company.

Ms. Dawes, 56, is president and founder of Knowledgeable Decisions, LLC, a consulting firm that assists emerging pharmaceutical companies on development and commercialization strategies. Ms. Dawes’ broad pharmaceutical experience includes four years as senior vice president and head of Bayer Corporation’s U.S. Pharmaceuticals Group.  Prior to Bayer, she was senior vice president of Global Strategic Marketing at Wyeth.  Before that, she served as vice president of Commercial Operations at Genetics Institute, Inc., where she designed and implemented the commercialization strategy to launch BeneFIX® and Nuemega®.  Ms. Dawes began her pharmaceutical industry career at Pfizer, Inc., where for 10 years she held a number of positions in Marketing, serving most recently as vice president, Marketing of the Pratt Division.  She directed product launches of Glucotrol XL®, Zoloft® and Cardura® while at Pfizer.  Ms. Dawes is the chairman of the board of directors of PDL BioPharma, and is a member of the board of directors of Repligen Corporation.

In connection with her appointment to the Board of Directors, Mr. Dawes received an automatic grant of an option to purchase 25,000 shares of the Company’s common stock under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”).  The exercise price of the option is $3.54 per share, and the option vests and becomes exercisable in 48 equal monthly installments.  Ms. Dawes will also receive the cash compensation payable to non-employee directors pursuant to the Company’s non-employee director compensation policy, and annual option grants to purchase 15,000 shares of common stock pursuant to the automatic option grant provisions of the 2004 Plan.  The Company has entered into its standard form of indemnification agreement with Ms. Dawes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: April 8, 2008	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Vice President and
General Counsel